EXHIBIT 15.1

True Leaf Breaks Ground on North Okanagan Cannabis Production Facility

Phase one of True Leaf Campus will include a 25,000 square foot grow and processing facility expected to be operational by fall 2018

VERNON, British Columbia, March 02, 2018 (GLOBE NEWSWIRE) -- True Leaf Medicine International Ltd. (“True Leaf”) (CSE:MJ) (FSE:TLA) (OTCQB:TRLFF), the quality of life cannabis company for people and their pets, officially started construction on its True Leaf Campus cannabis production facility today in Lumby, British Columbia.

Phase one of the project is planned to include a 16,000 square foot cannabis cultivation facility, and an additional 9,000 square feet for laboratory services, whole-plant extraction, and production of therapeutic cannabis products. Together, the facilities will be known as True Leaf Campus, a hub for the development of the company’s medicinal cannabis products.

True Leaf marked the occasion with an official ground-breaking ceremony attended by Darcy Bomford, Founder and Chief Executive Officer of True Leaf; Mike Harcourt, Chairman of True Leaf and the former Premier of British Columbia; councillors from the Okanagan Indian Band and the Splatsin Indian Band; as well as Lumby Mayor Kevin Acton.

“Today is just the beginning. With 40 acres of land, we have positioned True Leaf for growth and to potentially become one of the largest medicinal cannabis facilities in British Columbia,” said Mr. Bomford. “We are proud to make this investment today in Lumby, a community that has embraced True Leaf since the beginning.”

The project is expected to employ approximately 150 workers during construction and create 35 full and part-time jobs at the start of operations. True Leaf seeks to become a major employer in Lumby, a hard-hit logging community of 1,700 in the northeast corner of the Okanagan Valley.

Following the ground-breaking ceremony, True Leaf hosted a community celebration for people and their pets.

“Our mission is to be Canada’s leading purpose-driven cannabis company. That’s why we stayed true to our motto of Return the Love by inviting all stakeholders of True Leaf including the community of Lumby, investors, team members, friends and family, and their pets, to join us for our ground-breaking event,” said Mr. Bomford. “True Leaf exists to help people and their pets live healthy, happier lives by providing effective plant-based alternatives to medicinal cannabis patients who find their pharmaceutical treatments ineffective or intolerable.”

True Leaf already produces hemp-based pet supplements that promote hip and joint health, immune function, and calming support for anxious dogs. The company’s True Hemp™ dog chews and dental sticks are currently sold in 1,800 stores worldwide and online on Amazon and WholesalePet.com.

True Leaf has engaged SBL Contractors Ltd. (SBL) to build the True Leaf Campus. SBL is an experienced design-build firm that executes specialty industrial and commercial projects across Western Canada. As the cannabis market expands, SBL has been actively engaged in the design and construction of several cultivation facilities. Combining expertise and innovation, SBL will deliver one of the most advanced purpose-built cultivation facilities on the market.

“We at SBL have seen a few different approaches to establishing cultivation facilities from greenhouse grows, retrofits, modular, to warehouse, and we believe True Leaf has one of the most sound approaches to establishing their core facility while maintaining the capacity to expand rapidly as market demands grow,” said Josh Kehler, President of SBL. “We are excited to be a part of the True Leaf model as we believe it will be the gold standard for the next generation of cultivation facilities.”

True Leaf Campus is expected to be completed and operational by fall 2018.

True Leaf is currently in the final stages of Health Canada’s Access to Cannabis for Medical Purposes Regulations (ACMPR) process.

About True Leaf

Founded in 2013, True Leaf has two main operating divisions: True Leaf Medicine Inc. and True Leaf Pet Inc. The Company’s goal is to provide federally-approved cannabis products that will be sold across Canada and the United States. True Leaf Medicine Inc. was launched in July 2013 to become a licensed producer of medicinal cannabis for the Canadian market. True Leaf Medicine Inc. has been granted approval by Health Canada to build its grow facility and will be subject to a Health Canada inspection upon completion to allow for the cultivation, manufacture, and distribution of cannabis products. Currently, True Leaf does not have a license to produce cannabis.

Established in 2015, True Leaf Pet Inc. markets hemp-based products for the pet industry. The Company launched the True Hemp™ pet supplement line in Canada, the United States, and Europe, becoming one of the first hemp-based pet product lines to be marketed worldwide. True Hemp™ North American products are free of CBD and THC.

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Tirth Patel (US)
Edison Advisors
tpatel@edisongroup.com
O: 646-653-7035

Follow True Leaf

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twitter.com/trueleafpet

facebook.com/trueleafmedicine

instagram.com/trueleafpet

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of applicable U.S. securities laws and “forward-looking information” with the meaning of applicable securities laws in Canada (collectively, “forward-looking statements”). Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate," “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology. The forward-looking statement contained in this news release include, but are not limited to: we have positioned True Leaf to potentially become one of the largest medicinal cannabis facilities in British Columbia; the project is expected to employ approximately 150 workers during construction and create 35 full and part-time jobs at the start of operations; True Leaf seeks to become a major employer in Lumby; and, the True Leaf Campus is expected to be completed and operational by fall 2018. The forward-looking statements included herein are based upon True Leaf’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond True Leaf’s control. Although True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors including, but not limited to, risks and uncertainties detailed in the “Risk Factors” in the Risk Factors section of True Leaf’s Offering Circular on Form 1-A, filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. True Leaf Offering Circular on Form 1-A can be found at www.trueleaf.com/pages/investor. True Leaf claims the safe harbor protection for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation, unless required by law.

A photo accompanying this announcement is available at: http://www.globenewswire.com/NewsRoom/AttachmentNg/67ea5d31-7d06-4520-8a73-559f19c1f51f